Exhibit 99.1
T STAMP INC
(‘Trust Stamp’ or ‘The Company’)
Nasdaq: IDAI
Trust Stamp files its 2025 Q2 10-Q and announced continued growth in OL Platform Registrations and a Key Performance Metric
Trust Stamp announced that it filed its 2025 Q2 10-Q after the Nasdaq market closed on August 14th, 2025, together with announcing strong growth in customer enrollment and user completions on its SaaS Orchestration Layer

August 14, 2025, Atlanta, Georgia, United States: Trust Stamp announced that:
1.It filed its Q2 10-Q report for the six months ended June 30, 2025 after the Nasdaq market closed on August 14, 2025.
2.Net recognised revenue for the three months ended June 30, 2025 was $0.81 million, an increase of 62% from $0.50 million for the corresponding period in 2024, with an additional $0.29 million of revenue received from QID and fully earned but subject to deferred recognition under ASC 606.
3.Net recognised revenue for the six months ended June 30, 2025 was $1.36 million, a 26% increase from $1.07 million for the six months ended June 30, 2024, with an additional $0.29 million of revenue received from QID and fully earned but subject to deferred recognition under ASC 606. As of June 30, 2025, the Company had total received but deferred revenue of $0.40 million.
4.Revenue for the three months ended June 30, 2025, while significantly increased, undershot prior projections due to delays in customer implementation for the QID services contract. The Company was able to redirect assigned resources to product improvements and new customer onboarding.
5.Net Loss for the three months ended June 30, 2025, reduced by 34% to $1.71 million compared to $2.60 million for the same period in 2024.
6.Net Loss for the six months ended June 30, 2025, reduced by 27% to $3.87 million compared to $5.28 million for the same period in 2024.
7.Total Operating Expenses were $2.50 million and $5.20 million for the three and six months ended June 30, 2025, compared to $3.13 million and $6.55 million for the corresponding periods in 2024, representing 20% and 21% reductions between the respective periods in 2025 and 2024.
8.Basic and diluted net loss per share were $0.69 and $1.57 per share for the three and six months ended June 30, 2025, compared to $3.19 and $7.09 for the corresponding periods in 2024.
Trust Stamp also announced that as of the date of this release, a total of 92 financial institutions with over $348 billion in assets have been onboarded via FIS, bringing the total number of customers either fully implemented or currently implementing the Orchestration Layer to 105. Importantly, over the six months ending June 30th, 2025, transaction starts for FIS-related institutions have increased 247% including a 179% increase for July versus the prior month, and customer completion rates increased by over 30%

Inquiries
Investors:	shareholders@truststamp.ai
About Trust Stamp
Trust Stamp is a global provider of AI-powered services for use in multiple sectors, including banking and finance, regulatory compliance, government, healthcare, real estate, communications, and humanitarian services. Its technology empowers organizations via advanced solutions that reduce fraud, tokenize and secure data, securely authenticate users while protecting personal privacy, reduce friction in digital transactions, and increase operational efficiency, enabling customers to accelerate secure financial inclusion and reach and serve a broader base of users worldwide.
With team members from twenty-two nationalities in eight countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI).
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these statements.